UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 Current Report




                PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)       October 29, 2003
                                                --------------------------------

Commission File Number:    000-17962


                         Applebee's International, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Delaware                                      43-1461763
  ----------------------------              ------------------------------------
  (State or other jurisdiction of           (I.R.S. Employer Identification No.)
   incorporation or organization)

          4551 W. 107th Street, Suite 100, Overland Park, Kansas 66207
 -------------------------------------------------------------------------------
              (Address of principal executive offices and zip code)

                                 (913) 967-4000
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


                                      None
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 12.         Results of Operations and Financial Condition

      On October 29, 2003, Applebee's International, Inc. (the "Company") issued a press release entitled "Applebee's International Reports Third Quarter Diluted Earnings Per Share of $0.45." The release has been provided below.


                                                           FOR IMMEDIATE RELEASE


Contact:  Carol DiRaimo,
          Executive Director of Investor Relations
          (913) 967-4109

                 Applebee's International Reports Third Quarter
                       Diluted Earnings Per Share of $0.45

Overland Park, Kan., October 29, 2003 -- Applebee's International, Inc. (Nasdaq:APPB) today reported net earnings of $25.6 million, or $0.45 per diluted share, for the third quarter ended September 28, 2003. This represents an increase in diluted earnings per share of 21 percent as compared to 37 cents per share for the third quarter of 2002.

System-wide comparable sales for the third quarter of 2003 increased 4.8 percent, the 21st consecutive quarter of comparable sales growth. Company and franchise restaurant comparable sales increased 5.9 percent and 4.4 percent, respectively, for the quarter. System-wide comparable sales for the year-to-date period through September increased 3.9 percent, with company and franchise restaurant comparable sales up 5.2 percent and 3.5 percent, respectively.

The company also reported comparable sales for the September fiscal period, comprised of the five weeks ended September 28, 2003. Comparable sales for company restaurants increased 6.7 percent, including the 21 franchise restaurants in Washington, D.C. acquired in November 2002 as well as the 11 franchise restaurants adjacent to the St. Louis market that were acquired in March 2003. Excluding the acquired restaurants, comparable sales for company restaurants increased 7.1 percent, reflecting an increase in guest traffic of approximately 5.0 to 5.5 percent, combined with a higher average check. System-wide comparable sales increased 5.9 percent for the September period, and comparable sales for franchise restaurants increased 5.7 percent.

In addition, the company reported comparable sales for the October fiscal period, comprised of the four weeks ended October 26, 2003. Comparable sales for company restaurants increased 7.3 percent, including the 32 franchise restaurants acquired in November and March. Excluding the acquired restaurants, comparable sales for company restaurants increased 7.4 percent, reflecting an increase in guest traffic of approximately 4.5 to 5.0 percent, combined with a higher

                                    - more -
average check. System-wide comparable sales increased 6.7 percent for the October period, and comparable sales for franchise restaurants increased 6.6 percent. Comparable sales for company restaurants for the year-to-date period through October have increased 5.4 percent, with system-wide and franchise comparable sales up 4.1 percent and 3.7 percent, respectively.

Lloyd L. Hill, chairman and chief executive officer, said, "The Applebee's system continued to gain momentum during the third quarter by hitting on all cylinders, resulting in comparable sales growth that substantially exceeded our own expectations. These results were driven by the execution of the integrated strategies that we articulated last year, including improved food, compelling promotions backed by effective advertising, meeting our guests' desires for more convenience, our focus on operations excellence, and the retention of terrific people. As a result, earnings per share grew by 21 percent and return on equity exceeded 23 percent for the quarter, both of which continued to surpass our long-term targets."

Hill continued, "We are focused on three primary catalysts for future sales and traffic growth. First, we have been unrelenting in improving our food, and completed the system-wide introduction of a new menu at the end of September. Second, we are on target to complete the disciplined rollout of our "Carside To Go(TM)" program in all company restaurants by Thanksgiving. Our franchisees will continue implementation throughout the remainder of this year and into 2004."

Hill concluded, "Lastly, in mid-November, we will begin the testing of several menu items in conjunction with our previously announced alliance with Weight Watchers. During this test, guests in over 70 restaurants in five different markets will have more choices and flexibility when they dine with us. We believe this strategic initiative can be an important driver of our continued success in the latter half of 2004 and beyond."

Other results for the third quarter and year-to-date periods ended September 28, 2003 included:

      o Net earnings for the 39-week period ended September 28, 2003 were $76.0 million, or $1.33 per diluted share, excluding the $8.8 million charge ($5.6 million after-tax or $0.10 per share) taken in the second quarter of 2003 to reflect the impairment of a note receivable that was issued in conjunction with the sale of the Rio Bravo concept to Chevys in 1999. This compares to net earnings in the same period of 2002 of $62.7 million, or $1.10 per diluted share. This represents a 21 percent increase in diluted earnings per share.

      o System-wide sales for the Applebee's concept were a record $909.7 million (comprised of $222.4 million for company restaurants and $687.3 million for franchise restaurants) for the third quarter, an increase of 11 percent over the prior year. System-wide sales for

                                    - more -
           the 39-week period ended September 28, 2003 were $2.7 billion (comprised of $650.9 million for company restaurants and $2.05 billion for franchise restaurants), also up 11 percent. System-wide sales are a non-GAAP financial measure that includes sales at all company and franchise Applebee's restaurants, as reported by franchisees. The company believes that system-wide sales information is useful in analyzing the concept's market share and growth, and because franchisees pay royalties and contribute to the national advertising pool based on a percentage of their sales.

      o Applebee's ended the quarter with 1,543 restaurants system-wide (372 company and 1,171 franchise restaurants). During the third quarter of 2003, there were 20 new Applebee's restaurants opened system-wide, including 8 company and 12 franchised restaurants.

      o The company repurchased 1,134,500 shares of common stock in the third quarter at an average price of $32.15 for an aggregate cost of $36.5 million. Year-to-date, the company has repurchased 1,679,500 shares of common stock at an average price of $29.63 for an aggregate cost of $49.8 million. As of September 28, 2003, $19.8 million remains available under the company's ongoing stock repurchase authorization.

      o As of September 28, 2003, the company had total debt outstanding of $29 million, with $115 million available under its revolving credit facility.


BUSINESS OUTLOOK

The company reaffirmed its guidance for the remainder of fiscal year 2003 with respect to the following:

      o Approximately 100 new restaurants are expected to open in 2003, including 25 company restaurants and 70 to 80 franchise restaurants.

      o Overall restaurant margins before pre-opening expense are expected to increase for the full year as a result of higher sales volumes in company restaurants and the impact of recent franchise acquisitions.

      o General and administrative expenses, as a percentage of operating revenues, are expected to be in the low to mid-9 percent range, reflecting leverage from franchise acquisitions and higher sales volumes in company restaurants.

      o    The  effective  income tax rate is currently  expected to continue at
           36.0 percent for the remainder of 2003.

                                    - more -

      o Excluding the cost of franchise acquisitions, capital expenditures are expected to be between $70 and $80 million in 2003.

In addition, the company raised its guidance with respect to the following:

      o    System-wide  comparable  sales are now expected to increase by 3.5 to
           4.0 percent for fiscal year 2003, although monthly sales results may be more volatile given the geopolitical environment, current economy, calendar shifts, prior year comparisons, or other unusual events.

      o Based on the foregoing assumptions and its performance through the first three quarters of the year, the company has raised its guidance for fiscal year 2003 diluted earnings per share to a range of $1.73 to $1.75; excluding the $0.10 charge relating to the Chevys' note and the impact of any additional franchise acquisitions or stock repurchase activity.

A conference call to review the third quarter 2003 results and the current business outlook will be held on Thursday morning, October 30, 2003, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The conference call will be broadcast live over the Internet and a replay will be available shortly after the call on the Investor Relations section of the company's website (www.applebees.com).

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. As of October 26, 2003, there were 1,554 Applebee's restaurants operating system-wide in 49 states and nine international countries. Additional information on Applebee's International can be found at the company's website (www.applebees.com).

Certain statements contained in this release, including those in the Business Outlook section, are forward looking and based on current expectations. There are several risks and uncertainties that could cause actual results to differ materially from those described, including but not limited to the ability of the company and its franchisees to open and operate additional restaurants profitably, the ability of its franchisees to obtain financing, the continued growth of its franchisees, and its ability to attract and retain qualified franchisees, the impact of intense competition in the casual dining segment of the restaurant industry, and its ability to control restaurant operating costs which are impacted by market changes, minimum wage and other employment laws, food costs and inflation. For additional discussion of the principal factors that could cause actual results to be materially different, the reader is referred to the company's current report on Form 8-K filed with the Securities and Exchange Commission on February 12, 2003. The company disclaims any obligation to update these forward-looking statements.

                                      # # #

                 APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                                   (Unaudited)
                    (in thousands, except per share amounts)

                                                                 13 Weeks Ended                        39 Weeks Ended
                                                        ---------------------------------     ----------------------------------
                                                        September 28,      September 29,       September 28,      September 29,
                                                            2003               2002               2003                2002
                                                        --------------    ---------------     --------------     ---------------
 Revenues:
      Company restaurant sales.....................       $ 222,429          $ 182,807         $ 650,946           $ 536,673
      Franchise royalties and fees.................          27,594             26,033            82,088              76,357
      Other franchise income (a)...................           2,972                168             8,881                 765
                                                        --------------    ---------------     --------------     ---------------
         Total operating revenues..................         252,995            209,008           741,915             613,795
                                                        --------------    ---------------     --------------     ---------------
 Cost of company restaurant sales:
      Food and beverage............................          57,200             47,765           169,086             142,245
      Labor........................................          73,018             60,054           213,186             176,392
      Direct and occupancy.........................          55,869             47,009           160,816             134,172
      Pre-opening expense..........................             576                792             1,131               1,432
                                                        --------------    ---------------     --------------     ---------------
         Total cost of company restaurant sales....         186,663            155,620           544,219             454,241
                                                        --------------    ---------------     --------------     ---------------
 Cost of other franchise income (a)................           2,837                 99             8,510                 252
 General and administrative expenses (a)...........          23,589             20,118            69,096              59,361
 Amortization of intangible assets.................              87                 95               278                 285
 Loss on disposition of restaurants and equipment..             116                458             1,314               1,479
                                                        --------------    ---------------     --------------     ---------------
 Operating earnings................................          39,703             32,618           118,498              98,177
                                                        --------------    ---------------     --------------     ---------------
 Other income (expense):
      Investment income............................             227                346             1,048               1,124
      Interest expense.............................            (330)              (414)           (1,369)             (1,602)
      Impairment of Chevys note receivable.........             --                 --             (8,803)                --
      Other income.................................             395                513               601               1,096
                                                        --------------    ---------------     --------------     ---------------
         Total other income (expense)..............             292                445            (8,523)                618
                                                        --------------    ---------------     --------------     ---------------
 Earnings before income taxes......................          39,995             33,063           109,975              98,795
 Income taxes......................................          14,398             12,068            39,591              36,060
                                                        --------------    ---------------     --------------     ---------------
 Net earnings......................................       $  25,597          $  20,995         $  70,384           $  62,735
                                                        ==============    ===============     ==============     ===============

 Basic net earnings per common share...............       $    0.46          $    0.38         $    1.27         $      1.12
                                                        ==============    ===============     ==============     ===============
 Diluted net earnings per common share.............       $    0.45          $    0.37         $    1.24         $      1.10
                                                        ==============    ===============     ==============     ===============

 Basic weighted average shares outstanding.........          55,556             55,654            55,421              55,801
                                                        ==============    ===============     ==============     ===============
 Diluted weighted average shares outstanding.......          57,184             56,714            56,988              57,119
                                                        ==============    ===============     ==============     ===============



(a) Other franchise income and cost of other franchise income consist primarily of revenues and expenses relating to the company's wholly-owned captive insurance subsidiary. Certain amounts previously included in general and administrative expenses have been reclassified to conform to the 2003 presentation.


                 APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES
             RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
                                   (Unaudited)
                    (in thousands, except per share amounts)

In addition to the results provided in accordance with Generally Accepted Accounting Principles ("GAAP") throughout this document, the company has provided non-GAAP measurements which present operating results on a basis before an impairment charge recorded in the second quarter of 2003 resulting from fully reserving a note receivable from Chevys Holdings, Inc. ("Chevys") relating to the sale of the Rio Bravo concept in 1999. The company is using earnings before this charge as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, the company believes that the presentation of earnings before the charge provides additional information to investors to facilitate the comparison of past and present operations, excluding an item that the company does not believe is indicative of ongoing operations.

                                                                 39 Weeks Ended
                                                        ----------------------------------
                                                         September 28,      September 29,
                                                             2003               2002
                                                        ---------------    ---------------
Detail of charge:
  Impairment of Chevys note receivable...........         $   (8,803)                --
  Income taxes...................................              3,169                 --
                                                        ---------------    ---------------
     Impairment, net of tax......................         $   (5,634)                --
                                                        ===============    ===============

Diluted weighted average shares outstanding......             56,988              57,119
                                                        ===============    ===============

Diluted earnings per share impact of charge......         $    (0.10)                --
                                                        ===============    ===============

Reconciliation of earnings before charge to net earnings:

  Earnings before charge.........................         $   76,018          $   62,735
  Impairment, net of tax.........................             (5,634)                --
                                                        ---------------    ---------------
     Net earnings................................         $   70,384          $   62,735
                                                        ===============    ===============

Reconciliation of earnings per share before charge to reported earnings per share:

     Diluted earnings per share before charge....         $     1.33          $     1.10
     Diluted earnings per share impact of charge.              (0.10)                --
                                                        ---------------    ---------------
       Reported diluted earnings per share.......         $     1.24          $     1.10
                                                        ===============    ===============


The following table sets forth, for the periods indicated, information derived from the Company's consolidated statements of earnings expressed as a percentage of total operating revenues, except where otherwise noted. Percentages may not add due to rounding.

                                                                          13 Weeks Ended                     39 Weeks Ended
                                                                ----------------------------------  --------------------------------
                                                                 September 28,     September 29,     September 28,    September 29,
                                                                      2003              2002              2003             2002
                                                                ----------------  ----------------  ---------------- ---------------
Revenues:
     Company restaurant sales................................          87.9%               87.5%             87.7%            87.4%
     Franchise royalties and fees............................          10.9                12.5              11.1             12.4
     Other franchise income..................................           1.2                 0.1               1.2              0.1
                                                                ----------------  ----------------  ---------------- ---------------
        Total operating revenues.............................         100.0%              100.0%            100.0%           100.0%
                                                                ================  ================  ================ ===============
Cost of sales (as a percentage of company restaurant sales):
     Food and beverage.......................................          25.7%               26.1%             26.0%            26.5%
     Labor...................................................          32.8                32.9              32.8             32.9
     Direct and occupancy....................................          25.1                25.7              24.7             25.0
     Pre-opening expense.....................................           0.3                 0.4               0.2              0.3
                                                                ----------------  ----------------  ---------------- ---------------
        Total cost of sales..................................          83.9%               85.1%             83.6%            84.6%
                                                                ================  ================  ================ ===============

Cost of other franchise income (as a percentage
     of other franchise income)..............................          95.5%               58.9%             95.8%            32.9%
General and administrative expenses..........................           9.3                 9.6               9.3              9.7
Amortization of intangible assets............................            --                  --                --               --
Loss on disposition of restaurants and equipment.............            --                 0.2               0.2              0.2
                                                                ----------------  ----------------  ---------------- ---------------
Operating earnings...........................................          15.7                15.6              16.0             16.0
                                                                ----------------  ----------------  ---------------- ---------------
Other income (expense):

     Investment income.......................................           0.1                 0.2               0.1              0.2
     Interest expense........................................          (0.1)               (0.2)             (0.2)            (0.3)
     Impairment of Chevys note receivable....................            --                  --              (1.2)              --
     Other income............................................           0.2                 0.2               0.1              0.2
                                                                ----------------  ----------------  ---------------- ---------------
        Total other income (expense).........................           0.1                 0.2              (1.1)             0.1
                                                                ----------------  ----------------  ---------------- ---------------
Earnings before income taxes.................................          15.8                15.8              14.8             16.1
Income taxes.................................................           5.7                 5.8               5.3              5.9
                                                                ----------------  ----------------  ---------------- ---------------
Net earnings.................................................          10.1%               10.1%              9.5%            10.2%
                                                                ================  ================  ================ ===============




                 APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                      (in thousands, except share amounts)

                                                                                            September 28,        December 29,
                                                                                                2003                 2002
                                                                                           ----------------     ---------------
                                       ASSETS

Current assets:
     Cash and cash equivalents........................................................       $     3,359           $   15,169
     Short-term investments, at market value (amortized cost of $478 in 2002).........                26                  503
     Receivables (less allowance for bad debts of $4,096 in 2003 and $4,089 in 2002)..            31,778               26,092
     Receivables related to captive insurance subsidiary..............................             2,093                1,803
     Inventories......................................................................            14,114               11,504
     Prepaid income taxes.............................................................              --                  5,002
     Prepaid and other current assets.................................................             9,729                9,506
                                                                                           ----------------     ---------------
         Total current assets.........................................................            61,099               69,579
Property and equipment, net...........................................................           405,141              383,002
Goodwill..............................................................................           105,326               88,715
Franchise interest and rights, net....................................................             1,220                1,468
Restricted assets related to captive insurance subsidiary.............................             8,830                  --
Other assets, net.....................................................................            18,201               23,350
                                                                                           ----------------     ---------------
                                                                                             $   599,817           $  566,114
                                                                                           ================     ===============

                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Current portion of long-term debt................................................       $       186           $      377
     Notes payable....................................................................             4,800                  --
     Accounts payable.................................................................            34,700               27,479
     Accrued expenses and other current liabilities...................................            79,478               82,204
     Loss reserve and unearned premiums related to captive insurance subsidiary.......            11,876                1,803
     Accrued dividends................................................................              --                  3,323
     Accrued income taxes.............................................................               457                  --
                                                                                           ----------------     ---------------
         Total current liabilities....................................................           131,497              115,186
                                                                                           ----------------     ---------------
Non-current liabilities:
     Long-term debt - less current portion............................................            23,714               52,186
     Other non-current liabilities....................................................            10,188                6,161
                                                                                           ----------------     ---------------
         Total non-current liabilities................................................            33,902               58,347
                                                                                           ----------------     ---------------
         Total liabilities............................................................           165,399              173,533
                                                                                           ----------------     ---------------
Stockholders' equity:
     Preferred stock - par value $0.01 per share:  authorized - 1,000,000 shares;
       no shares issued...............................................................              --                    --
     Common stock - par value $0.01 per share:  authorized - 125,000,000 shares;
       issued - 72,336,788 shares.....................................................               723                  723
     Additional paid-in capital.......................................................           197,611              187,523
     Retained earnings................................................................           505,005              434,621
     Accumulated other comprehensive income, net of income taxes......................              --                     16
                                                                                           ----------------     ---------------
                                                                                                 703,339              622,883
     Treasury stock - 17,432,947 shares in 2003 and 16,948,371 shares in 2002, at
     cost.............................................................................          (268,921)            (230,302)
                                                                                           ----------------     ---------------
         Total stockholders' equity...................................................           434,418              392,581
                                                                                           ----------------     ---------------
                                                                                             $   599,817           $  566,114
                                                                                           ================     ===============



                 APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                 (in thousands)

                                                                                                  39 Weeks Ended
                                                                                        -----------------------------------
                                                                                         September 28,       September 29,
                                                                                             2003                2002
                                                                                        ---------------     ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net earnings...............................................................          $    70,384         $    62,735
     Adjustments to reconcile net earnings to net cash provided by operating activities:
        Depreciation and amortization...........................................               30,091              25,812
        Amortization of intangible assets.......................................                  278                 285
        Amortization of deferred financing costs................................                  146                 145
        Deferred income tax provision (benefit).................................                 (541)                635
        Gain on sale of investments.............................................                  (24)               --
        Loss on disposition of restaurants and equipment........................                1,314               1,479
        Impairment of Chevys note receivable....................................                8,803                --
        Income tax benefit from exercise of options.............................                5,536               1,397
     Changes in assets and liabilities (exclusive of effects of acquisitions or dispositions):
        Receivables.............................................................               (5,890)             (2,380)
        Receivables related to captive insurance subsidiary.....................                 (290)               --
        Inventories.............................................................               (2,454)              3,095
        Prepaid income taxes....................................................                5,002                --
        Prepaid and other current assets........................................                  420              (1,574)
        Restricted assets related to captive insurance subsidiary...............               (8,830)               --
        Accounts payable........................................................                7,300               5,910
        Accrued expenses and other current liabilities..........................               (1,798)             (5,263)
        Loss reserve and unearned premiums related to captive insurance subsidiary             10,073                --
        Accrued income taxes....................................................                  457                 940
        Other...................................................................                  853               1,038
                                                                                        ---------------     ---------------
        NET CASH PROVIDED BY OPERATING ACTIVITIES...............................              120,830              94,254
                                                                                        ---------------     ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property and equipment........................................              (54,893)            (49,680)
     Acquisition of restaurants.................................................              (21,557)               --
     Proceeds from sale of restaurants and equipment............................                8,579                   3
     Purchases of short-term investments........................................                 --                  (150)
     Maturities and sales of short-term investments.............................                  480                 350
                                                                                        ---------------     ---------------
        NET CASH USED BY INVESTING ACTIVITIES...................................              (67,391)            (49,477)
                                                                                        ---------------     ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Purchases of treasury stock................................................              (49,757)            (26,113)
     Dividends paid.............................................................               (3,323)             (3,010)
     Issuance of common stock upon exercise of stock options....................               11,269               3,791
     Shares sold under employee stock purchase plan.............................                2,134               1,529
     Proceeds from issuance of notes payable....................................                4,800               3,500
     Net payments on long-term debt.............................................              (30,372)            (39,000)
                                                                                        ---------------     ---------------
        NET CASH USED BY FINANCING ACTIVITIES...................................              (65,249)            (59,303)
                                                                                        ---------------     ---------------
NET DECREASE IN CASH AND CASH EQUIVALENTS.......................................              (11,810)            (14,526)
CASH AND CASH EQUIVALENTS, beginning of period..................................               15,169              22,048
                                                                                        ---------------     ---------------
CASH AND CASH EQUIVALENTS, end of period........................................          $     3,359         $     7,522
                                                                                        ===============     ===============



                                                       # # #

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






                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              APPLEBEE'S INTERNATIONAL, INC.
                                              (Registrant)


Date:     October 29, 2003                  By: /s/  Steven K. Lumpkin
         ---------------------                 ------------------------
                                               Steven K. Lumpkin
                                               Executive Vice President and
                                               Chief Financial Officer



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